Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Holdings, Ltd. Releases 2013 Loss Development Triangles

PEMBROKE, Bermuda, March 6, 2014 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has published its 2013 Loss Development Triangles (the “2013 Triangles”) on its website located at www.validusholdings.com under the Investor Relations - Financial Results section.

The 2013 Triangles provide stakeholders with additional insight into the loss reserves held on Validus’ balance sheet as of December 31, 2013 and present accident year and underwriting year data for nine loss reserve groups plus three summary categories. The 2013 Triangles include IBNR information which has not been in the prior versions of this disclosure.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance, insurance, and insurance linked securities management operating through three primary segments, Validus Reinsurance, Ltd., Talbot Holdings Ltd. and AlphaCat Managers, Ltd. Validus Reinsurance, Ltd. (“Validus Re”) is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot Holdings Ltd. (“Talbot”) is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. AlphaCat Managers, Ltd. (“AlphaCat”) is a Bermuda based investment adviser managing capital for third parties and the Group in insurance linked securities and other property catastrophe reinsurance investments.
Contacts:
Investors:
Validus Holdings, Ltd.
Investor.Relations@ValidusHoldings.com
+1-441-278-9000
or
Media:
Brunswick Group
Radina Russell / Allison Gunther
+1-212-333-3810